EXHIBIT E

Montevideo, July11, 2013

República Oriental del Uruguay
Ministry of Economy and Finance
Colonia 1089 – Third Floor
11100 Montevideo
Uruguay

Ladies and Gentlemen:

I have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic”) in connection with the Registration Statement under Schedule B of the United States Securities Act of 1933, as amended, filed by the Republic with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”), pursuant to which the Republic proposes to issue and sell from time to time up to US$4,283,017,915 of its debt securities (the “Debt Securities”) and warrants to purchase Debt Securities.

In arriving at the opinions expressed below, I have reviewed the following:

(i)	the Registration Statement, and the related prospectus dated July 11, 2013;

(ii)
the Indenture dated May 29, 2003 among the Republic, Banco Central del Uruguay (“Banco Central”), as financial agent of the Republic, and The Bank of New York, as trustee (the “Indenture”), incorporated by reference as an exhibit to the Registration Statement;

(iii)	the forms of the Debt Securities included as exhibits to the Indenture;

(iv)
all relevant provisions of the Constitution of the Republic and all relevant laws and orders of each of the Republic and Banco Central, under which the issuance of the Debt Securities has been authorized (English translations of which are attached as exhibits hereto), including, but not limited to:

1)           the Constitution of the Republic, in particular Articles 85(6) and 196;

2)           Law 16,696 dated March 30, 1995, in particular Articles 3(b), 7(c) and 50, as amended by Law No. 18,401 dated October 24, 2008, Law No. 18,643 dated February 9, 2010 and Law No. 18,670 dated July 20, 2010; and

3)           Law 17,947 dated January 8, 2006, as amended by Law No. 18,519 dated July 15, 2009 and Law No. 18,834 dated November 4, 2011; and

(v)	all such other documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

It is my opinion that under and with respect to the present laws of the Republic, the Debt Securities, when executed and delivered by the Republic, authenticated pursuant to the Indenture and delivered as contemplated by the Registration Statement, will constitute valid and legally binding obligations of the Republic; provided that each series of Debt Securities shall require the promulgation of a Decree by the Executive Power of the Republic specifically authorizing the issuance of such Debt Securities and setting forth the terms thereof, including the maximum aggregate principal amount of such Debt Securities, which must comply with limits established by applicable law.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fernando Scelza
Dr. Fernando Scelza
Counsel of the Ministry of Economy and Finance of
República Oriental del Uruguay

NATIONAL CONSTITUTION

[English translation of excerpt]

Article 85. It is within the scope of the General Assembly:

To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

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Law No. 16,696

English Translation of Relevant Provisions

Article 3. (Purposes). The purposes of the Central Bank of Uruguay shall be:

          (a) To ensure the stability of national currency.

          (b) To ensure the normal functioning of local and foreign payments.

          (c) To maintain an appropriate level of international reserves.

          (d) To promote and maintain the soundness, solvency and appropriate functioning of the national financial system.

     In the exercise of these purposes the Bank shall seek coordination with the directors of economic policy within the competence of Executive. If the bank considers that any decision substantially affects the purposes attributed to it hereunder, it may maintain its position, informing the Executive thereof for the pertinent purposes in compliance with the procedure established in article 197 of the Constitution.

Article 7. (Authorities). The authorities of the Bank shall be conducive to fulfillment of the purposes indicated in article 3.

In this sense the Bank:

          (c) Shall act as the government’s economic advisor, bank and financial agent.

   Article 50.   (Administration of the public debt and loans). The Bank shall be responsible, under the terms and conditions agreed to with the Executive, for the issuance and management of public securities with State guarantees and, in this sense, shall negotiate directly with the public.

     The Bank shall fulfill the duties of administration of the service of internal and external Public Debts, Treasury Bills and Treasurer Bonds, and international loans.

Law Nº 17,947

English Translation

The Senate and the Chamber of Representatives

of the Republic of Uruguay

having met together as General Assembly

DECREE:

ARTICLE 1. For the purpose of the present law Public Debt is formed by net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of Central Government; the Central Bank of Uruguay; the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purpose of determining the net debt the monetary stock shall be included as a liability.

ARTICLE 2. The Executive Authority is hereby authorized to issue national public debt provided the increase of net public debt in each fiscal year with respect to the last working day of the previous year does not exceed the following amounts;

A)   US$ 325.000.000 (three hundred and twenty five million United States dollars) for the fiscal year 2006.

B)   US$ 300.000.000 (three hundred million United States dollars) for the fiscal year 2007.

C)   US$ 275.000.000 (two hundred and seventy five million United States dollars ) for the fiscal year 2008.

D)   US$ 250.000.000 (two hundred and fifty million United States dollars) for the fiscal year 2009.

ARTICLE 3. The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A)   The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.

B)   The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C)   Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

ARTICLE 4. As from January 1st, 2009 and up to and until the new law on borrowing be enacted, the net public national debt may be increased by a volume equivalent to US$ 250.000.000 (two hundred and fifty million United States dollars) for each fiscal year.

ARTICLE 5. The Executive Authority may exceed by as much as 50% the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.

The Executive Authority shall refrain from resorting to the powers as set forth in the previous paragraph for three consecutive fiscal years.

ARTICLE 6. For the purpose of controlling the debt ceiling as set forth in this act, the assets available and the liabilities incurred in a currency other than United States dollars shall be taken at the inter- bank selling rate of exchange in force at closure of the last working day of the preceding fiscal year for debts incurred prior to said date; and at the inter-bank selling rate of exchange in force at the moment of entering into contract if said debt be incurred during the same fiscal year. The same criteria shall apply to debt denominated in indexed units, based on the arbitrage defined by the Central Bank of Uruguay.

ARTICLE 7. When the draft statement of accounts is presented, the Executive Authority shall report to the general Assembly regarding what use has been made of the ceiling set forth for public national debt.

ARTICLE 8. The evaluation of compliance with maximum amounts for the debt shall be made by resorting to the latest figures published by the Central Bank of Uruguay.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed)        NORA CASTRO

President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

Let it be executed, receipt thereof be confirmed, published and entered into the National Registry of Acts and Decrees.

(signed) Danilo Astori

Dr. Tabaré Vázquez

President of Uruguay

Law 18,519

English Translation

Legislative Power

The Senate and the House of Representatives of the Republic of Uruguay

meeting as General Assembly

DECREE:

ARTICLE 1.- Article 5 of Law N° 17,947, dated January 8, 2006, is hereby substituted by the following:

“ARTICLE 5. The Executive Authority may exceed by as much as 100% of the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.”

ARTICLE 2.- The authorizations established in clause D) of Article 2 and in Article 4 of stated Law N° 17,947, dated January 8, 2006, are hereby increased by US $ 100,000,000 (one hundred million United States dollars).

Sessions Room of the House of Representatives, in Montevideo, on July 8, 2009.

(signed) José Pedro Montero
Secretary

(signed) Roque Arregui
President

Law 18,834

English Translation of Relevant Provisions

Section VII
Resources
Chapter I
Public Sector Indebtedness

ARTICLE 266.- Articles 1 and 4 of Law N° 17,947, dated January 8, 2006, and article 5 of such law, in the wording given by Article 1 of Law N° 18,519, dated July 15, 2009, are hereby substituted by the following:

“ARTICLE 1. For the purpose of the present law Public Debt is formed by net liabilities — according to the current measurement criteria of the Central Bank of Uruguay — in charge of Central Government; the Central Bank of Uruguay; the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Housing Agency; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purpose of determining the net debt the monetary stock shall be included as a liability.”

“ARTICLE 4. As of January 1, 2011, the net public national debt may be increased by a maximum equivalent to UI 5,500,000,000 (five billion five hundred million indexed units) for each fiscal year.

When adverse climate conditions require the National Administration of Electric Plants and Transmission (“UTE”) to incur in extraordinary costs to generate energy, the threshold referenced in the previous paragraph may be increased up to a maximum equivalent to 1.5% (one and a half percent) of the Gross Domestic Product (GDP). Under no circumstances, for purposes of this Article, will the extraordinary costs incurred by UTE, when added to the variation of the Energy Stabilization Fund (article 773 of Law N° 18,719, dated December 27, 2010), surpass 1.5% (one and a half percent) of the GDP.  The Executive Power will report these actions to the General Assembly.”

“ARTICLE 5. The Executive Authority may exceed by as much as 100% of the debt maximum amount established for any given year in such cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without this altering the ceiling set forth for the subsequent years.”

Article 2 of Law N° 18,519, dated July 15, 2009, is hereby annulled.

These provisions will go into effect upon the adoption of this law.